Eton Pharmaceuticals Provides Update on ET-105 Program

DEER PARK, Ill., February 19, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today provided an update on its ET-105 product candidate, which is currently under review with the U.S. Food and Drug Administration (FDA).

In a review correspondence and a teleconference held yesterday, the FDA requested that Eton and its development partner make changes to the Dosage and Administration section of the product’s Prescribing Information to simplify the dosing information for intended users. The FDA has requested that the company conduct a human factors validation study with the revised labeling to demonstrate that the intended users can prepare and administer the oral suspension safely and effectively. Eton remains confident that it can successfully complete the requested human factors validation study, however, the study is unlikely to be completed by the product’s March 17, 2020 Prescription Drug User Fee Act date. The company expects the study and its final report to be completed and submitted to the FDA in the coming months. Eton is not aware of any other non-labeling related deficiencies outstanding with the FDA’s review and believes the NDA will be approved in 2020.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing, acquiring, and commercializing innovative products. Eton is primarily focused on hospital injectable and pediatric oral liquid products. The company’s first commercial product, Biorphen, is the only FDA approved ready-to-use formulation of phenylephrine injection and was launched in December 2019. The company has an additional eight products under development, including three that are under review with the FDA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton and its partner to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding the expected impact of the FDA’s Complete Response Letter, the timing of a response to such letter, the ability to resolve the issues raised by the letter and the timing of such resolution, the approvability of the product in light if this letter and the timing of such approval and launch. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s business, development programs, and financial condition are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:
David Krempa
dkrempa@etonpharma.com
847-805-1077